Exhibit 99.1

Investor Relations contact:

Tel: 415-278-7933

investor_relations@gymboree.com

Media Relations contact:

Tel: 415-278-7493

media_relations@gymboree.com

The Gymboree Corporation Reports First Quarter of Fiscal 2017 Results

San Francisco, Calif., December 8, 2016 – The Gymboree Corporation (the “Company”) today reported consolidated financial results for its first fiscal quarter of 2017 ended October 29, 2016. The results disclosed below are from continuing operations of the Company and exclude the discontinued operations of the recently divested Gymboree Play & Music (“Play & Music”) business (unless otherwise noted), which was sold on July 15, 2016. As a result of the change in our fiscal year end from the Saturday closest to the end of January to the Saturday closest to the end of July, results for the first quarter of fiscal 2017 ended October 29, 2016 are comparable to results for the third quarter of fiscal 2015 ended October 31, 2015.

First Quarter Fiscal 2017 Highlights Include:

•	Comparable sales (including online sales) decreased 5% during the first quarter of fiscal 2017 compared to the third quarter of fiscal 2015;

•	Loss from continuing operations, net of tax, for the first quarter of fiscal 2017 was $10.9 million; and

•	Adjusted EBITDA for the first quarter of fiscal 2017 was $17.8 million.

First Quarter Fiscal 2017 compared to Third Quarter Fiscal 2015 Results (13 weeks ended October 29, 2016 versus 13 weeks ended October 31, 2015)

•	Net sales were $279.8 million, compared to $295.5 million in the third quarter of fiscal 2015.

•	Comparable sales (including online stores) decreased 5% compared to the third quarter of fiscal 2015.

•	Comparable sales by brand for the first quarter of fiscal 2017 compared to the third quarter of fiscal 2015 and comparable sales by brand for the third quarter of fiscal 2015 compared to the third quarter of fiscal 2014 were as follows:

Comparable Sales	13 Weeks Ended October 29, 2016	13 Weeks Ended October 31, 2015
Gymboree	-6%	-6%
Janie and Jack	4%	4%
Crazy 8	-4%	1%

•	Gross profit was $107.0 million, or 38.2% of net sales, compared to $114.9 million, or 38.9% of net sales, for the third quarter of fiscal 2015. The reduction in gross profit quarter over quarter was driven primarily by lower retail and retail franchise sales resulting from weak traffic trends.

•	Adjusted gross profit was $108.5 million, or 38.8% of net sales, compared to $116.6 million, or 39.5% of net sales, for the third quarter of fiscal 2015.

•	SG&A expense was $105.2 million, or 37.6% of net sales, compared to $105.0 million, or 35.5% of net sales, in the third quarter of fiscal 2015.

•	Adjusted SG&A expense was $101.1 million, or 36.1% of net sales, compared to $102.1 million, or 34.6% of net sales, in the third quarter of fiscal 2015. The reduction in adjusted SG&A was attributed mainly to reduced marketing expenses, partially offset by incremental expenses incurred as a result of the shift in the timing of our annual physical inventory. The increase in adjusted SG&A expense as a percentage of sales was due to a deleveraging of expenses on lower sales.

•	Loss from continuing operations, net of tax, for the quarter was $10.9 million compared to a loss from continuing operations, net of tax, of $13.0 million for the third quarter of fiscal 2015.

•	Adjusted EBITDA from continuing operations, defined as net loss from continuing operations attributable to The Gymboree Corporation before interest, income taxes and depreciation and amortization, adjusted for other items as described below, was $17.8 million compared to $26.5 million for the third quarter of fiscal 2015. The reduction was attributed primarily to the decrease in comparable sales.

Adjusted EBITDA, Adjusted gross profit and Adjusted SG&A expense are not financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). For a description of Adjusted EBITDA and a reconciliation of these measures to GAAP measures, see “Non-GAAP Financial Measures” below and Exhibit D of this press release.

Balance Sheet Highlights

•	As of October 29, 2016, there were $80.0 million in borrowings outstanding under the Company’s asset-backed revolving credit facility (the “ABL facility”). Undrawn line of credit availability under this facility, after being reduced by outstanding line of credit borrowings, letter of credit utilization of $30.8 million and the outstanding balance of the ABL Term Loan, was $114.2 million as of October 29, 2016, subject to a minimum amount of availability pursuant to the terms of the ABL facility. Our undrawn line of credit availability, net of the minimum amount of availability, was approximately $92.0 million as of October 29, 2016.

•	As of October 29, 2016, there was $49.4 million of principal outstanding under the Company’s senior secured ABL term loan, due in December 2017.

•	As of October 29, 2016, there was $769.1 million of principal outstanding under the Company’s $820 million senior secured term loan (the “Term Loan”), due in February 2018.

•	As of October 29, 2016, there was $171.0 million of principal outstanding under the Company’s Senior Notes, due in December 2018.

•	Inventory balances as of October 29, 2016 were $263.1 million, compared to $261.6 million as of October 31, 2015. On a per square foot basis, inventory cost was up 3% at October 29, 2016 over the same period in fiscal 2015. Inventory units were flat.

The Company is continuing to actively pursue various other financing alternatives, including refinancing and/or repurchasing its existing debt, incurring additional indebtedness, as well as other opportunities to improve its capital structure. If opportunities are favorable, the Company may consummate one or more of these initiatives and the amounts involved and related financial statement impact may be material.

Cash Flows Highlights

•	Net cash used in operating activities was $45.5 million during the first quarter of fiscal 2017 compared to net cash provided from operating activities of $25.6 million during the third quarter of fiscal 2015. The decrease was primarily due to a $7.3 million decrease in merchandise inventories due to timing of purchases, and a $13.1 million decrease in prepaid expenses and other assets and a $40.4 million decrease in accounts payable, accrued and other current liabilities due to timing of payments.

•	Capital expenditures were $5.5 million during the first quarter of fiscal 2017.

•	Cash paid for interest was $12.4 million during the first quarter of fiscal 2017 compared to $11.2 million during the third quarter of fiscal 2015.

•	Cash paid for income taxes was $5.9 million during the first quarter of fiscal 2017.

Second Quarter of Fiscal 2017 Business Outlook

The Company’s outlook for the second quarter of fiscal 2017 is based on current economic environment trends, as well as management expectations through January 28, 2017.

Second Quarter

The Company anticipates Adjusted EBITDA for the second quarter of fiscal 2017 to be in the range of $40 million to $50 million compared to $45.5 million for the same period in fiscal 2015, adjusted for Play & Music.

52 Weeks ending January 28, 2017

Taking into consideration the above guidance, combined with actual results for the 26 weeks ended July 30, 2016 and the 13 weeks ended October 29, 2016, the Company expects pro forma Adjusted EBITDA for the 52 weeks ending January 28, 2017 to be in the range of $85 million to $95 million. This compares to $94.8 million for the comparable prior year period, adjusted for Play & Music.

Stores

During the second quarter of fiscal 2017, the Company plans to close approximately 10 stores, primarily in its Crazy 8 and Gymboree brands.

Capital Expenditures

During the second quarter of fiscal 2017, the Company anticipates spending approximately $5 million to $10 million for capital expenditures.

Corporate Headquarters

On December 1, 2016, the Company entered into a sublease agreement for approximately 80,000 square feet of office space in San Francisco, California. The Company expects to use the subleased premises as its new corporate headquarters. The sublease is expected to commence on or before April 1, 2017 and will expire on July 15, 2022, subject to the Company’s option to extend the sublease until July 15, 2025, if it meets certain performance criteria. The total minimum base rent during the lease term, excluding the extension period of 3 years, is approximately $20.0 million. In addition, the Company has delivered a security deposit to the sublessor in the form of two letters of credit aggregating $5.7 million to guarantee payment of the Company’s rent obligations and to cover payment for any damages in the event a termination fee is triggered pursuant to the sublease agreement.

Non-GAAP Financial Measures

The Company defines “Adjusted EBITDA” as net loss attributable to The Gymboree Corporation before interest expense, interest income, income taxes, and depreciation and amortization (“EBITDA”) adjusted for other items including, non-cash share-based compensation, loss on disposal/impairment of assets and sponsor management fees and expenses, as well as the impact of purchase accounting adjustments resulting from the Acquisition and other non-recurring or unusual items. The Company is likely to exclude these items from Adjusted EBITDA in the future and may also exclude other similar items, the effect of which is uncertain but may be significant in amount. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts.

Adjusted EBITDA is a non-GAAP measure but is considered an important supplemental measure of the Company’s performance and is believed to be used frequently by securities analysts, investors and other interested parties in the evaluation of similar retail companies. Adjusted EBITDA is calculated in substantially the same manner as “EBITDA” under the indenture governing the Notes and “Consolidated EBITDA” under the agreement governing our Senior Credit Facilities. Adjusted EBITDA is not a presentation made in accordance with GAAP and the Company’s computation of Adjusted EBITDA may vary from others in the industry. Adjusted EBITDA should not be considered an alternative to operating income or net income, as a measure of operating performance or cash flow, or as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP (see Exhibit D for a reconciliation of Adjusted EBITDA from continuing operations to net loss from continuing operations attributable to The Gymboree Corporation).

The live broadcast of the discussion of first quarter fiscal 2017 financial results and fiscal 2017 business outlook will be available to interested parties at 2:00 p.m. PT (5:00 p.m. ET) on Thursday, December 8, 2016. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on “Company Information” at the bottom of the page; go to “Investor & Media” and then “Conference Calls & Webcasts.” A replay of the call will be available two hours after the broadcast through midnight PT, December 22, 2016, at 855-859-2056, passcode 61967993.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of October 29, 2016, the Company operated a total of 1,300 retail stores: 591 Gymboree® stores (541 in the United States, 49 in Canada and 1 in Puerto Rico), 174 Gymboree Outlet stores (173 in the United States and 1 in Puerto Rico), 150 Janie and Jack® shops (149 in the United States and 1 in Puerto Rico), and 385 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com.

Forward-Looking Statements

This press release includes forward-looking statements, including statements relating to The Gymboree Corporation’s anticipated future financial performance, especially those set forth under the heading “Second Quarter of Fiscal 2017 Business Outlook” and the Company’s expectation that it has the right strategies in place to achieve its goals in 2017. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. The Company presently considers the following risks and uncertainties to be important factors that could cause actual results to differ materially from the Company’s expectations: the ongoing volatility in the commodities markets, mall traffic, particularly during the holiday selling season, our ability to successfully upgrade our omni-channel platforms and technology , as well implement our omni-channel strategy, our ability to realize expected expense management initiatives and drive growth in our wholesale channel, the success of our marketing initiatives, overall retail trends in the holiday season, uncertainties relating to high levels of consumer debt and general economic conditions, volatility in the financial markets, potential data breaches of the Company’s or the Company’s vendors’ or suppliers’ computer networks, the Company’s ability to anticipate and timely respond to changes in trends, consumer preferences and customer reactions to new merchandise (during the holiday season), competitive market conditions, including promotional activities of the Company’s competitors, success in meeting the Company’s delivery targets, gross margin achievement, the Company’s ability to appropriately manage inventory and the level of promotional activity required to reduce inventory, the Company’s ability to pursue and achieve opportunistic strategies to improve its capital structure, effects of future embargos from countries used to source product, the Company’s ability to attract and retain key personnel and other qualified team members, the limited data available in the future upon which to base its expectations for stabilizing sales trends, and other factors, including those discussed under “Risk Factors” in “Item 1A. Risk Factors” of the Company’s Transition Report on Form 10-K for the 26 weeks ended July 30, 2016, filed with the Securities and Exchange Commission on October 28, 2016. The Company cautions investors to carefully consider the risks associated with, and not to place considerable reliance on, the forward-looking statements contained in this press release. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Gymboree, Janie and Jack, and Crazy 8 are registered trademarks of The Gymboree Corporation.

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EXHIBIT A

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	13 Weeks Ended
	October 29, 2016	October 31, 2015
Net sales:
Retail	$276,310	$289,653
Retail Franchise	3,517	5,867

Total net sales	279,827	295,520
Cost of goods sold, including buying and occupancy expenses	(172,822)	(180,613)

Gross profit	107,005	114,907
Selling, general and administrative expenses	(105,154)	(105,027)

Operating income	1,851	9,880
Interest expense	(19,932)	(21,906)
Other income (expense), net	135	(149)

Loss from continuing operations before taxes	(17,946)	(12,175)
Income tax benefit (expense)	7,054	(835)

Loss from continuing operations, net of tax	(10,892)	(13,010)
Income from discontinued operations, net of tax	—	3,358

Net loss	(10,892)	(9,652)
Net income attributable to noncontrolling interest	—	(376)

Net loss attributable to The Gymboree Corporation	$(10,892)	$(10,028)

EXHIBIT B

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 29, 2016	July 30, 2016	October 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$9,720	$12,636	$17,260
Restricted cash	27,524	33,505	—
Accounts receivable, net	15,138	12,290	16,782
Merchandise inventories	263,127	232,959	261,550
Prepaid income taxes	2,062	2,046	2,577
Prepaid expenses	5,784	4,917	6,546
Deferred income taxes	—	—	5,941
Current assets of discontinued operations	—	—	18,549

Total current assets	323,355	298,353	329,205

Property and equipment, net	139,316	143,751	163,694
Goodwill	356,781	357,041	357,019
Other intangible assets, net	299,603	300,073	304,146
Restricted cash	68,804	73,566	4,535
Other assets	5,263	5,728	6,611
Other assets of discontinued operations	—	—	57,409

Total assets	$1,193,122	$1,178,512	$1,222,619

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$130,575	$134,498	$131,020
Accrued and other current liabilities	102,346	111,909	105,106
Line of credit borrowings	80,000	42,000	50,000
Current portion of long-term debt	7,577	5,527	—
Current obligation under capital lease	—	—	591
Current liabilities of discontinued operations	—	—	11,683

Total current liabilities	320,498	293,934	298,400

Long-term liabilities:
Long-term debt, net	970,154	970,902	1,095,760
Long-term sale-leaseback financing liability, net	25,467	25,508	25,610
Long-term obligation under capital lease	—	—	2,402
Lease incentives and other liabilities	42,869	44,167	50,664
Unrecognized tax benefits	6,408	6,475	6,114
Deferred income taxes	110,795	110,799	129,383
Long-term liabilities of discontinued operations	—	—	753

Total liabilities	1,476,191	1,451,785	1,609,086

Stockholders’ deficit	(283,069)	(273,273)	(386,467)

Total liabilities and stockholders’ deficit	$1,193,122	$1,178,512	$1,222,619

EXHIBIT C

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	13 Weeks Ended
	October 29, 2016	October 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,892)	$(9,652)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	9,394	9,972
Amortization of deferred financing costs and accretion of original issue discount	2,309	2,190
Interest rate cap contracts—adjustment to market	753	1,044
Loss on disposal/impairment of assets	643	531
Deferred income taxes	(137)	(34)
Share-based compensation expense	376	813
Other	—	(358)
Change in assets and liabilities:
Accounts receivable	(2,869)	3,839
Merchandise inventories	(29,950)	(22,632)
Prepaid income taxes	(16)	32
Prepaid expenses and other assets	(643)	12,454
Accounts payable	(3,919)	8,515
Accrued and other current liabilities	(9,661)	18,321
Lease incentives and other liabilities	(914)	593

Net cash (used in) provided by operating activities	(45,526)	25,628

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,495)	(5,070)
Decrease in restricted cash	10,743	3,622
Increase in related party loan receivable	—	(1,741)
Other	—	(7)

Net cash provided by (used in) investing activities	5,248	(3,196)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from ABL facility	169,000	107,000
Payments on ABL facility	(131,000)	(127,000)
Payments on ABL term loan	(625)	—
Payments for deferred financing costs	—	(1,452)
Payments on capital lease and sale-leaseback financing liability	(54)	(185)

Net cash provided by (used in) financing activities	37,321	(21,637)

Effect of exchange rate fluctuations on cash and cash equivalents	41	(15)

Net (decrease) increase in cash and cash equivalents	(2,916)	780
Cash and cash equivalents, beginning of period	12,636	23,497

Cash and cash equivalents, end of period	9,720	24,277
Less—cash and cash equivalents of discontinued operations, end of period	—	7,017

Cash and cash equivalents of continuing operations, end of period	$9,720	$17,260

EXHIBIT D

THE GYMBOREE CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

(Unaudited)

ADJUSTED EBITDA:

The Company defines “Adjusted EBITDA” as net income (loss) attributable to The Gymboree Corporation before interest expense, interest income, income tax expense/benefit, and depreciation and amortization (“EBITDA”) adjusted for other items, including, non-cash share-based compensation, loss on disposal/impairment of assets, and sponsor management fees and expenses, as well as the impact of purchase accounting adjustments resulting from the acquisition of the Company by investment funds sponsored by Bain Capital Private Equity, LP (formerly Bain Capital Partners, LLC) (the “Acquisition”).

Adjusted EBITDA is not a performance measure under U.S. generally accepted accounting principles (“GAAP”), but is considered an important supplemental measure of the Company’s performance and is believed to be used frequently by securities analysts, investors and other interested parties in the evaluation of similar retail companies. Adjusted EBITDA is not a presentation made in accordance with GAAP and the Company’s computation of Adjusted EBITDA may vary from others in the industry. Adjusted EBITDA should not be considered an alternative to operating income or net income, as a measure of operating performance or cash flow, or as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The table below provides a reconciliation of net loss from continuing operations attributable to The Gymboree Corporation to Adjusted EBITDA from continuing operations:

	13 Weeks Ended
	October 29, 2016	October 31, 2015
Net loss from continuing operations	$(10,892)	$(13,010)
Net loss from continuing operations attributable to noncontrolling interest	—	1,430

Net loss from continuing operations attributable to The Gymboree Corporation	(10,892)	(11,580)
Reconciling items (a):
Interest expense	19,932	21,906
Interest income	(72)	(6)
Income tax (benefit) expense	(7,054)	835
Depreciation and amortization (b)	9,394	9,792
Non-cash share-based compensation expense	376	813
Loss on disposal/impairment on assets	643	330
Acquisition-related adjustments (c)	3,424	2,563
Other (d)	2,071	1,826

Adjusted EBITDA from continuing operations	$17,822	$26,479

(a) Excludes amounts related to noncontrolling interest, which are already excluded from net loss from continuing operations attributable to The Gymboree Corporation.
(b) Includes the following:
Amortization of intangible assets (impacts SG&A)	$350	$384
Amortization of below and above market leases (impacts COGS)	(226)	(198)

	$124	$186

(c) Includes the following:
Additional rent expense recognized due to the elimination of deferred rent and construction allowances in purchase accounting (impacts COGS)	$1,747	$1,879
Sponsor fees, legal and accounting, as well as other costs incurred as a result of the Acquisition or refinancing (impacts SG&A)	1,677	684

	$3,424	$2,563

(d) Other is comprised of restructuring and non-recurring charges.

OTHER NON-GAAP FINANCIAL MEASURES:

	13 Weeks Ended
	October 29, 2016	October 31, 2015
Gross profit as reported	$107,005	$114,907
Acquisition-related adjustments	1,521	1,681

Adjusted gross profit excluding Acquisition-related adjustments (non-GAAP measure)	$108,526	$116,588

	13 Weeks Ended
	October 29, 2016	October 31, 2015
SG&A as reported	$(105,154)	$(105,027)
Acquisition-related adjustments	2,027	1,068
Other adjustments	2,071	1,826

	4,098	2,894

Adjusted SG&A excluding Acquisition-related and other adjustments (non-GAAP measure)	$(101,056)	$(102,133)

EXHIBIT E

THE GYMBOREE CORPORATION

RETAIL SALES BY BRAND

(In thousands)

(Unaudited)

	Gymboree	Janie and Jack	Crazy 8	Total Before VIE	VIE	Total
13 weeks ended October 29, 2016	$176,471	$35,018	$64,821	$276,310	$—	$276,310
13 weeks ended October 31, 2015	$186,423	$33,600	$67,825	$287,848	$1,805	$289,653